Exhibit 99.1

N E W S R E L E A S E

Contacts:	John S. Penshorn Senior Vice President 952-936-7214	G. Mike Mikan Chief Financial Officer 952-936-7374

Media:	Don Nathan
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP COMPLETES FINANCIAL RESTATEMENT PROCESS,

REPORTS STRONG FINAL 2006 RESULTS

Final Restatements Primarily Non-Cash and Within Previously Estimated Ranges

MINNEAPOLIS (March 6, 2007) – UnitedHealth Group (NYSE: UNH) today reported it had filed audited and management-certified reports with the Securities and Exchange Commission (SEC) disclosing final financial results for 2006 and prior years on Forms 10-K and 10-Q, as applicable. The filing of these reports returns the Company to current status in its filings with the SEC.

“Becoming current in our financial filings is a significant step forward for UnitedHealth Group, and it comes as the Board and the Company have advanced substantial improvements in our governance processes and administrative business practices,” said Stephen J. Hemsley, UnitedHealth Group president and chief executive officer. “We appreciate the patience demonstrated by our shareholders as we worked through this restatement process. Our final 2006 results demonstrate the ability and commitment of our employees to continue to focus on delivering value to our customers.”

2006 Final Results

The reports filed today disclose strong quarterly and full year financial and operating performance in 2006. Specific results using FAS 123R for share-based compensation costs in both 2006 and 2005 include the following:

•	Revenues of $71.542 billion increased from $46.425 billion in 2005, a 54 percent gain.

•	Earnings from operations of $6.984 billion increased from $5.080 billion in 2005, a 37 percent gain.

•	Cash flows from operations of $6.526 billion increased 60 percent from $4.083 billion in 2005.

•	Net earnings of $4.159 billion increased 35 percent from $3.083 billion in 2005.

•	Earnings per share of $2.97 increased 29 percent from $2.31 in 2005.

UnitedHealth Group results in 2006 were characterized by strong organic revenue growth of 21 percent, supplemented by the late 2005 acquisition of PacifiCare, pricing of risk-based medical coverages consistent with their underlying medical cost trends and disciplined operating cost management. The Company provided major medical coverages and related care support services to 1.5 million more people and launched Part D prescription drug plans for seniors that reached a total of 5.7 million seniors by year end – who saved more than $14 billion in out-of-pocket expenses in 2006 by utilizing these UnitedHealth Group plans. The Company also delivered ancillary or specialty benefits and services to 2.7 million new people in its specialty businesses, grew its consumer-directed plan offerings to reach a total of nearly 2 million people at year end, saw a 21 percent growth in its health information technology and services businesses and added thousands of new dedicated health banking account customers during the year.

2003—2006 Final Results

After giving effect to the restatement, UnitedHealth Group’s compound annual growth rates for the four-year period ended December 31, 2006, using the FAS 123R method for stock-based compensation for all periods, were as follows: Revenues increased 29 percent per year, earnings from operations increased 37 percent per year, net income increased 36 percent per year, cash flows from operations increased 29 percent per year, and earnings per share increased 33 percent per year. During this period the market capitalization of UnitedHealth Group increased by about $47 billion to more than $72 billion.

Summary of the Restatement

The financial restatement filed today on Form 10-K covers all years through December 31, 2005, and principally reflects additional stock-based compensation expense and the related tax effects associated with the Company’s historic stock options practices under both FAS 123R, the Company’s current accounting method, and APB 25, the Company’s historical accounting method.

The financial statements presented in the Form 10-K include an estimate of the cash payments required for additional corporate income taxes due for historic periods of approximately $100 million. UnitedHealth Group also expects to record a non-recurring after-tax cash charge of $55 million ($90 million pre-tax), or 4 cents per share, in the first quarter of 2007 for the settlement of I.R.S. Code section 409A surtax liabilities on behalf of non-officer employees who exercised certain options in 2006.

The cumulative pre-tax effect of errors in stock-based compensation accounting was $502 million under FAS 123R for the 12-year period ended December 31, 2005, consistent with the Company’s December 2006 estimate of $400 million to $600 million. The cumulative pre-tax effect of these errors was $1.526 billion under APB 25 for all prior years, consistent with the December 2006 estimate of $1.5 billion to $1.7 billion. The following tables summarize the net after-tax earnings impact of all errors under both methods of accounting.

FAS 123R — Current Method of Accounting — Reduction to Previously Reported Net Earnings

Year Ended December 31, 2005	$57 million
Year Ended December 31, 2004	$44 million
10-Year Period Ended December 31, 2003	$313 million
Total	$414 million

APB 25 — Historic Method of Accounting — Reduction to Previously Reported Net Earnings

Year Ended December 31, 2005	$238 million
Year Ended December 31, 2004	$158 million
All prior years through December 31, 2003	$738 million
Total	$1,134 million

Correction of the accounting errors for share-based compensation created significant increases in additional paid in capital account balances under both methods of accounting. These increases substantially offset the reductions to retained earnings within the shareholders’ equity sections of the Company’s balance sheets. After considering all adjustments, the cumulative net after-tax impact to shareholders’ equity under FAS 123R for 2005 and all prior years was a reduction of $130 million. The cumulative net after-tax impact to shareholders’ equity under APB 25 for 2005 and all prior years was an increase of $55 million.

Other Matters

UnitedHealth Group also reported it has fully remediated its previously reported material weakness in internal control as of December 31, 2005 related to stock option plan administration and accounting for and disclosure of stock option grants. Mike Mikan, UnitedHealth Group chief financial officer said, “We are pleased to have resolved the financial reporting and control-related issues stemming solely from historic stock options programs. We have used this process to create a stronger enterprise in all aspects of administration, including our governance, control environment and commitment to modern corporate social responsibility.”

UnitedHealth Group will resume its previously suspended regular share repurchase program. As of December 31, 2006, the Company had more than $1.9 billion in available cash on hand and existing Board authorization to repurchase up to 137 million shares. There were 1.345 billion shares outstanding on December 31, 2006.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our stock option programs, the consequences of the restatement of our previous financial statements, related governmental reviews, including a formal investigation by the SEC, and review by the IRS, U.S. Congressional committees, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, a related review by the Special Litigation Committee of the Company, and related shareholder derivative actions, shareholder demands and purported securities and Employee Retirement Income Security Act (ERISA) class actions, the resolution of matters currently subject to an injunction issued by the United States District Court for the District of Minnesota, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquiring PacifiCare that may not be realized.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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